Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by James E. Perry
Vice President and Chief Financial Officer
April 28, 2011

Thank you, Bill, and good morning everyone.

My comments relate primarily to the first quarter of 2011. We will file our form 10-Q later today. For the first quarter of 2011, Trinity reported earnings of 30 cents per common diluted share. This compares to earnings of 2 cents per common diluted share in the first quarter of 2010, which included 4 cents per common diluted share of transaction expenses related to the acquisition of Quixote Corporation.

Revenues for the first quarter of 2011 were $644 million compared to $454 million in the same quarter last year. Trinity’s EBITDA during the first quarter was $134 million compared to $99 million in the same quarter of 2010. The reconciliation of EBITDA was provided in the press release yesterday.

The Rail Group reported revenues in the first quarter of $220 million, a 7% increase over revenues reported in the fourth quarter of 2010 on a comparable level of railcar deliveries. Operating profit for the Rail Group during the first quarter was $9.3 million, resulting in a margin of 4.2%. Revenue and earnings eliminations during the first quarter due to sales of railcars to our lease fleet totaled $85 million and 6 cents per diluted share, respectively. The railcar order backlog, which includes the recently announced five-year order from GATX for 12,500 railcars, grew to approximately $1.8 billion as of March 31, 2011, compared to approximately $458 million as of December 31, 2010. Within this backlog, orders for railcars dedicated to our lease fleet increased to approximately $272 million as of March 31, 2011 compared to approximately $111 million as of December 31, 2010.

Our Railcar Leasing and Management Services Group reported revenues in the first quarter of $130 million, which included $10 million of revenues resulting from the sale of railcars from the lease fleet. Operating profit totaled $54.7 million in the first quarter, which included $1.1 million of profit from sales of railcars from the fleet.

The Inland Barge Group generated first quarter revenues of $138 million and operating profit of $21.7 million, resulting in a margin of 15.7%. During the first quarter, our barge business received orders totaling approximately $90 million. The order backlog for this group as of March 31, 2011 was $461 million.

Revenues for our Construction Products Group were $134 million in the first quarter compared to $118 million a year ago. This group reported operating profit of $8.3 million compared to $2.7 million in the same period a year ago.

During the first quarter, the Energy Equipment Group’s revenues were $119 million, including $67 million from the wind towers business. Operating profit for the group was $10.5 million, resulting in an operating margin of 8.8%. The backlog for the wind towers business as of March 31, 2011 was approximately $1 billion.

At March 31st, we had unrestricted cash and short-term marketable securities of $377 million. When combined with the funding available through our corporate revolver and Trinity’s leasing warehouse facility, our liquidity position totaled more than $1.1 billion at the end of the first quarter.

We continue to make progress toward the refinancing of the TRIP warehouse loan. The TRIP portfolio continues to perform well and is an important component of our railcar leasing business.

I will now discuss our forward-looking guidance.

We expect earnings per share for the Company to be between 35 and 40 cents in the second quarter of 2011 and between $1.30 and $1.50 for the full year 2011. The impact of the large number of railcar orders that we received in the first quarter is included in our annual guidance and is concentrated in the back half of the year. Deliveries under the GATX supply agreement for 12,500 railcars are expected to commence mid-year and will be spread evenly over the five-year contract.

Where we fall within the range of the $1.30 to $1.50 of earnings will depend on a number of factors, including: the level of operating leverage we achieve as our rail businesses ramp up railcar production in response to increased demand, the impacts that weather conditions have on our Construction Products businesses, and the impact of the flood conditions at our Missouri barge facility. We will provide updates to our guidance during our quarterly calls as we develop more clarity.

We anticipate that the Rail Group will report revenues of between $250 and $275 million with an operating margin of between 3% and 5% for the second quarter of 2011 as we continue to ramp up production. Steve mentioned this ramp up phase in his comments. During the second quarter, we expect deliveries of railcars to our leasing company will result in a second quarter elimination of approximately $75 million in consolidated revenues, and between 4 and 5 cents per diluted share. For the full year, we expect to deliver railcars to our lease fleet with a value of approximately $300 – $320 million.

Inland Barge revenues are expected to be between $130 and $140 million in the second quarter with an operating margin in the range of 11% to 13%, including the assumption of approximately $6 million in negative operating profit impact this quarter from the flood conditions that Bill mentioned. Revenues for the Energy Equipment Group are expected to be approximately $120 to $130 million in the second quarter with margins of between 5% and 7%.

We are prepared to take advantage of increased demand for our businesses’ products. We remain focused on maintaining a strong balance sheet with significant liquidity that will position us to capitalize on organic and acquisition opportunities as they arise. Our operator will now prepare us for the question and answer session.

Q&A Session